UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 12, 2005

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 8.01	Other Events.

                        On May 12, 2005, Bally Total Fitness Holding Corporation (the “Company” or “Bally”) received notification of the entry of an arbitration award in a previously disclosed proceeding arising from a contractual dispute related to a program of transferring membership receivables balances into a credit card program funded and managed by an independent financial institution. The Company’s prior management instituted the program in 1995. Current management terminated the program in 2003 in order to stem excessive losses Bally believes were caused by the financial institution’s management of the program. The ensuing arbitration related to allocating program losses resulting from accounts transferred to the program prior to February 2003. On May 12, 2005, the arbitration tribunal overseeing the proceeding awarded damages to each party, resulting in a net award to the financial institution in the amount of approximately $14.3 million. Bally believes the award is unreasonable and is exploring all of its options.

                        The award does not constitute a default or event of default under the Company’s $275 million secured credit facility or the indentures governing the Company’s $235 million 10-1/2% Senior Notes due 2011 and $300 million 9-7/8% Senior Subordinated Notes due 2007.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: May 13, 2005	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel